EXHIBIT 10.14
AMENDMENT TO
INCENTIVE STOCK OPTION AGREEMENT
     This Amendment to the Incentive Stock Option Agreement (this “Amendment”) is entered into and effective as of December 20, 2006 between FGX International Holdings Limited (f/k/a Envision Worldwide Holdings Limited), a British Virgin Islands company (the “Company”) and Steven Crellin (the “Optionee”).
     WHEREAS, the Company and the Optionee are parties to that certain Incentive Stock Option Agreement, dated as of October 2, 2004 (the “Agreement”) pursuant to which the Company granted the Optionee the Option to purchase the Option Shares;
     WHEREAS, the parties desire to amend the Agreement to clarify the intent of the parties regarding the treatment of the Option following termination of the Optionee’s employment by the Company without Cause within six months following a Change of Control after the consummation of an Initial Public Offering by the Company; and
     WHEREAS, pursuant to Section 9(j) of the Agreement, the Agreement may be amended, supplemented or modified in whole or in part by an instrument in writing signed by the parties against whom enforcement of any such amendment, supplement or modification is sought;
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
     2. Amendment. Upon consummation of an Initial Public Offering, the proviso following the first sentence in Section 7(c) shall be removed and Section 7(c) shall be amended and restated in its entirety as follows:
     “(c) Termination Without Cause. If the Company or any of its subsidiaries, as applicable, terminates the Optionee’s employment with the Company or such subsidiary without Cause, then (i) the vesting of the portion, if any, of this Option that has not vested as of the date of such termination but would have vested on or prior to December 31 of the year in which such termination occurs under Section 3(b) (the “Accelerated Portion”) shall be accelerated, and the Accelerated Portion shall become immediately exercisable as of the date of such termination, (ii) the Accelerated Portion, together with the portion of this Option, if any, that has vested as of the date of such termination shall be exercisable by the Optionee for a period of time not to exceed thirty (30) days after the date of such termination, at which time, the vested and unexercised portion of this Option (including any part of the Accelerated Portion that remains unexercised) shall terminate, and the Optionee shall have no further right to purchase shares of Common Stock pursuant thereto, and (iii) the portion, if any, of this Option that has not vested as of the date of such termination (after taking into account the Accelerated Portion) shall terminate immediately, and the Optionee shall have no further right to purchase shares of Common Stock pursuant to the unvested portion of this Option. For avoidance of doubt, if there should be a Change of Control and the Optionee continues to be employed by the Company or any of its subsidiaries, as applicable, on the Change of Control Date, this Option shall become fully vested and exercisable in full pursuant to Section 3(c).”
     3. Complete Agreement. The Agreement, as amended by this Amendment, (including the Plan and the other documents and exhibits referred to in the Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. Except as modified by this Amendment, the Agreement shall remain unchanged and shall continue in full force and effect. No representations, warranties, covenants or agreements have been made concerning or affecting this subject matter of the Amendment, except as are contained herein.
     4. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.
     5. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Rhode Island applicable to contracts executed and to be wholly performed within such State (without regard to the choice of law provisions thereof). Each party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Rhode Island sitting in Providence County, Rhode Island and of the United States District Court for the District of Rhode Island for any actions, suits or proceedings arising out of or relating to this Amendment and the transactions contemplated hereby and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts. Each party further agrees that any service of process, summons, notice or document sent by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Amendment or the transactions contemplated hereby in such courts, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action.
[Signatures Appear on Following Page]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

FGX INTERNATIONAL HOLDINGS LIMITED
By:	/s/ Brian J. Lagarto
	Name:	Brian J. Lagarto
	Title:	Chief Financial Officer

OPTIONEE
/s/ Steven Crellin
Steven Crellin

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